Exhibit 99.1

MONARCH FINANCIAL MORE THAN DOUBLES 3RD

QUARTER NET INCOME AND REPORTS STRONG PROFITS

Chesapeake, VA - Monarch Financial Holdings, Inc. (Nasdaq: MNRK), the bank holding company for Monarch Bank, reported greatly improved third quarter net income and record year to date net income. Net income was $772,333 for the third quarter of 2008, up 146.4% from the third quarter of 2007 when net income was $313,461. For the first nine months of 2008 net income was a record $2,667,561 compared to $2,027,044 for the same period in 2007, a 31.6% increase. Diluted earnings for the third quarter were $0.14 per share, compared to $0.06 the previous year, a 133.3% increase. Year-to-date 2008 diluted earnings per share were $0.51, compared to $0.40 the previous year, a 27.5% increase.

“In the midst of a global financial crisis Monarch continues to perform well in our core lines of business of community banking, mortgage lending, and investment and insurance sales. While the marketplace continues to be extremely challenging for our company and our clients, we are pleased to grow revenues, profits and improve our balance sheet despite this environment. Turmoil among several of our local competitors proved positive, as it drove many substantial deposit clients to Monarch in search of a safe and sound bank,” stated William ‘Tree’ Rountree, President and Chief Executive Officer. “We have been aggressive in dealing with non-performing assets and in building up our reserve for potential losses, which we feel is very prudent at this time. Like just about all banks, Monarch reported a higher level of non-performing assets this quarter, and we have aggressively charged-off any expected deficiency balances in these assets. We remain focused on building a strong company which we think will further differentiate us from the competition in these difficult economic times”.

Total assets at September 30, 2008 grew to $594.3 million, up $15.7 million for the quarter and up $132.1 million or 28.6% from the same period in 2007. Total loans increased $108.5 million to $501.1 million, up 27.6 % from the same period in 2007. Deposits increased $132.9 million to $498.1 million, up 36.4% from the same period in 2007.

The Bank’s capital position remains strong with tier one regulatory capital growing to $56.3 million at September 30, 2008, which includes $10 million in trust preferred subordinated debt. Monarch is ranked as highly capitalized in all categories, the highest rating given for capital adequacy.

While loan and investment yields have been driven down by the actions of the Federal Reserve over the past twelve months, which reduces the interest income earned on variable rate loans, there has not been a corresponding drop in deposit and funding costs due to strong market demands. This demand for deposits has kept deposit rates at a high level relative to loan rates. This contributed to a 4.6% decline in net interest income in the third quarter and a 6.8% decline year to date for 2008. The consolidated net interest margin for the third quarter of 2008 was 3.02%, down from 4.17% in the same period of 2007.

Mortgage loan applications were $223 million in the third quarter of 2008, with $127 million in loans closed resulting in significant profit contributions during the quarter. Year to date we have closed $432 million in mortgage loans. Monarch Mortgage is focused on the retail A-paper mortgage market and does not participate in the sub-prime or wholesale mortgage markets. Monarch does not hold any sub-prime mortgage loans or related securities, and because the company began expansion after the sub-prime meltdown, no sub-prime repurchases are expected. Monarch did not hold any common or preferred equity securities of Federal National Mortgage Association (“Fannie Mae”) or Federal Home Loan Mortgage Corporation (“Freddie Mac”).

Monarch placed five loans on non-accrual status during the third quarter, had two loans past-due more than 90 days and acquired two residential properties through foreclosure. Non-performing assets to total assets were less than 1% or 0.89%, which was higher than the previous quarter but less than many of our peer banks. We have been aggressive at identifying these assets and in working toward resolution. All of our non-accrual loans are secured by real estate with many of the loans having private mortgage insurance, which should protect us from losses as we dispose of these loans. We have adjusted the values on these assets with no additional losses expected upon their sale or disposition, and anticipate the majority of these loans to be resolved by year-end. The two residential properties totaling $410 thousand are both under contract and expected to close in the next 45 days. The company expensed $480,501 in provision for loan losses in the third quarter of 2008, compared to $384,518 in the same period of 2007. The reserve for loan losses of $5.0 million represents 1.00% of total loans as of September 30, 2008, up from 0.95% of total loans on June 30, 2008.

Non-interest income in 2008 increased 138.9% for the third quarter and 253.0% year to date from the same period in 2007 to $15.9 million. Mortgage banking revenue, as detailed above, was the primary contributor. Virginia Asset Group and Monarch Investment, our investment and insurance group, reported revenues that were up 14.6% for the third quarter of 2008, and up 28.3% for the year compared to 2007 results. Other contributors to our growth in non-interest income were additional bank fees driven by deposit growth, fees from Monarch Capital, and the gain on the merger of BI Investments, LLC into Infinex Financial, LLC.

Non-interest expense increased, with the majority of the increase related to the expansion of mortgage operations. Operating expenses in 2008 also grew compared to the same period of 2007 due to the opening of our first OBX Bank office in May of 2007, and the hiring of additional bankers and other critical staffing positions to support our growth.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Monarch Mortgage and our affiliated mortgage companies have eleven offices with locations in Chesapeake, Norfolk, Virginia Beach (2), and Richmond, Virginia as well as Rockville (2), Waldorf, Crofton and College Park, Maryland, and Rehoboth Beach, Delaware. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	October 15, 2008

Consolidated Balance Sheets

Monarch Financial Holdings, Inc. and Subsidiaries

(In thousands)

Unaudited

	September 30
	2008	2007
ASSETS:
Cash and due from banks	$13,492	$9,881
Interest bearing bank balances	94	5,899
Federal funds sold	—	299

Investment securities:
Securities available for sale	17,290	8,395
Securities held to maturity	500	12,086

Total investment securities	17,790	20,481

Mortgage loans held for sale	36,395	9,341

Loans	501,052	392,550
Less allowance for loan losses	(4,991)	(3,732)

Net loans	496,061	388,818

Bank premises and equipment	10,275	9,549
Restricted equity securities	3,757	4,330
Bank owned life insurance	6,724	6,484
Intangible Assets	1,817	1,995
Accrued interest receivable and other assets	7,861	5,071

Total assets	$594,266	$462,148

LIABILITIES:
Demand deposits—non-interest bearing	$72,810	$69,697
Demand deposits—interest bearing	16,873	9,968
Money market deposits	110,475	142,789
Savings deposits	14,295	5,629
Time deposits	283,682	137,175

Total deposits	498,135	365,258

FHLB borrowings	31,700	49,900
Federal funds purchased	4,790	—
Trust preferred subordinated debt	10,000	10,000
Accrued interest payable and other liabilities	3,267	1,669

Total liabilities	547,892	426,827

MINORITY INTERESTS IN SUBSIDIARIES	110	58

SHAREHOLDERS’ EQUITY:
Preferred stock, $5 par value, 2,000,000 shares authorized, none issued	—	—
Common stock, $5 par, 20,000,000 shares authorized, issued 5,688,580 shares outstanding at September 30, 2008 and 4,797,606 shares outstanding at September 30, 2007	28,443	23,988
Capital in excess of par value	7,781	5,034
Retained earnings	10,087	6,289
Accumulated other comprehensive income (loss)	(47)	(48)

Total shareholders’ equity	46,264	35,263

Total liabilities and shareholders’ equity	$594,266	$462,148

Consolidated Statements of Income

Monarch Financial Holdings, Inc. and Subsidiaries

Unaudited

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
INTEREST INCOME:
Interest on federal funds sold	$5,560	$6,873	$17,444	$18,522
Interest on other bank accounts	10,060	22,992	65,040	57,283
Dividends on restricted securities	41,852	43,916	162,206	121,513
Interest & dividends on investment securities:
Taxable	141,123	135,815	367,649	444,404
Interest and fees on loans	7,214,451	7,804,504	21,611,652	21,811,033

Total interest income	7,413,046	8,014,100	22,223,991	22,452,755

INTEREST EXPENSE:
Interest on deposits	2,962,457	3,351,765	9,471,758	9,067,897
Interest on trust preferred subordinated debt	112,460	173,963	384,789	525,668
Interest on other borrowings	435,059	397,875	1,272,451	950,887

Total interest expense	3,509,976	3,923,603	11,128,998	10,544,452

NET INTEREST INCOME	3,903,070	4,090,497	11,094,993	11,908,303
PROVISION FOR LOAN LOSSES	480,581	384,518	1,244,613	643,518

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,422,489	3,705,979	9,850,380	11,264,785

NON-INTEREST INCOME:
Service charges on deposit accounts	357,395	288,825	1,021,517	835,129
Mortgage banking income	4,444,302	1,567,605	13,207,029	2,626,483
Investment and insurance commissions	294,671	257,155	991,085	772,325
Security gains, net	—	—	10,801	—
Other income	173,174	91,916	631,631	258,997

Total non-interest income	5,269,542	2,205,501	15,862,063	4,492,934

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,714,837	3,715,722	14,222,938	8,182,312
Occupancy and equipment	876,062	564,742	2,544,368	1,447,986
Loan Expense	386,727	179,211	1,311,311	460,557
Data processing	156,888	158,329	489,318	465,155
Other expenses	1,279,411	817,429	2,891,010	2,139,408

Total non-interest expense	7,413,925	5,435,433	21,458,945	12,695,418

INCOME BEFORE TAXES AND MINORITY INTERESTS	1,278,106	476,047	4,253,498	3,062,301

MINORITY INTEREST IN SUBSIDIARY’S INCOME	(93,073)	(38,296)	(258,437)	(91,720)

NET INCOME BEFORE TAXES	1,185,033	437,751	3,995,061	2,970,581
Income tax provision	412,700	124,290	1,327,500	943,537

NET INCOME	$772,333	$313,461	$2,667,561	$2,027,044

NET INCOME PER COMMON SHARE:
Basic	$0.14	$0.07	$0.52	$0.42
Diluted	$0.14	$0.06	$0.51	$0.40

Financial Highlights

Monarch Financial Holdings, Inc. and Subsidiaries

	(Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in thousands, except per share data)	2008	2007	Change	2008	2007	Change
EARNINGS
Interest income	$7,413	$8,014	(7.5)%	$22,224	$22,452	(1.0)%
Interest expense	3,510	3,924	(10.6)	11,129	10,544	5.5
Net interest income	3,903	4,090	(4.6)	11,095	11,908	(6.8)
Provision for loan losses	481	385	24.9	1,245	644	93.3
Noninterest income	5,270	2,205	139.0	15,862	4,493	253.0
Noninterest expense	7,414	5,435	36.4	21,459	12,695	69.0
Pre-tax net income	1,278	476	168.5	4,253	3,062	38.9
Minority interest in net income	93	38	144.7	258	92	180.4
Income taxes	413	124	233.1	1,328	943	40.8
Net income	772	313	146.6	2,667	2,027	31.6

PER COMMON SHARE
Earnings per share - basic	$0.14	$0.07	100.0%	$0.52	$0.42	23.8%
Earnings per share - diluted	0.14	0.06	133.3	0.51	0.40	27.5
Book value				8.13	7.35	10.6
Closing market price (adjusted)				7.70	13.08	(41.1)

FINANCIAL RATIOS
Return on average assets	0.53%	0.29%	82.8%	0.65%	0.68%	(4.4)%
Return on average shareholders’ equity	6.67	3.47	92.2	8.79	7.64	15.1
Average equity to average assets	7.90	8.37	(5.6)	7.40	8.99	(17.7)
Net interest margin (FTE)	3.02	4.17	(27.6)	3.06	4.34	(29.5)
Non-interest revenue/Total revenue	41.6	21.6	92.6	41.6	16.7	149.1
Efficiency - Consolidated	80.3	85.9	(6.5)	79.1	77.2	2.5
Efficiency - Bank only	75.1	71.7	4.7	75.5	70.3	7.4

PERIOD END BALANCES
Investment securities				$17,790	$20,481	(13.1)%
Total loans				501,052	392,550	27.6
Interest-earning assets				529,417	430,043	23.1
Assets				594,266	462,148	28.6
Total deposits				498,135	365,258	36.4
Other borrowings				46,490	59,900	(22.4)
Shareholders’ equity				46,264	35,263	31.2

AVERAGE BALANCES
Total loans	$496,082	$373,660	32.8%	$468,461	$350,244	33.8%
Interest-earning assets	526,589	398,270	32.2	496,646	375,430	32.3
Assets	582,623	426,976	36.5	547,479	396,372	38.1
Total deposits	464,878	350,142	32.8	442,371	325,623	35.9
Other borrowings	66,068	38,777	70.4	59,110	33,225	77.9
Shareholders’ equity	46,050	35,756	28.8	40,516	35,549	14.0

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$4,621	$3,494	32.3%	$3,976	$3,235	22.9%
Provision for loan losses	481	385	24.9	1,245	644	93.3
Charge-offs	138	148	100.0	294	148	100.0
Recoveries	27	1	100.0	64	1	100.0
Ending balance	4,991	3,732	33.7	4,991	3,732	33.7
Net charge-off loans to average loans	0.02	0.04	(43.1)	0.05	0.04	100.00

ASSET QUALITY RATIOS
Nonperforming assets to total assets				0.89%	0.08%	81.0	bp
Allowance for loan losses to total loans				1.00	0.95	0.05%
Allowance for loan losses to nonperforming loans				94.05	1,192.33	100.00

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due				$931	$313	100.0%
Nonaccrual				3,966	0	100.0
OREO				410	0	100.0

Nonperforming assets				5,307	313	100.00%

bp - Change is measured as difference in basis points.